Exhibit 99.1

FOR IMMEDIATE RELEASE

August 4, 2005

Contact:

David Neumann

Chief Financial Officer

Phone: (518) 782-7700 ext. 1161

Mobile: (518) 527-4924

Email: dave_neumann@plugpower.com

PLUG POWER ANNOUNCES PRICING OF COMMON STOCK OFFERING

LATHAM, N.Y. – August 4, 2005 — Plug Power Inc. (NASDAQ: PLUG) today announced that it has entered into an agreement to sell 11,000,000 shares of its common stock at $6.25 per share for aggregate proceeds to the Company of $68.75 million, before underwriting discounts and commissions and other offering expenses. Plug Power has granted the underwriters a 30-day option to purchase up to an additional 1,650,000 shares of its common stock to cover over-allotments, if any. The Company intends to use the net proceeds of the offering for working capital purposes, funds for operations, capital expenditures, research and product development, potential future acquisitions and other general corporate purposes.

Citigroup Global Markets Inc. is the sole bookrunner for this offering and Stephens Inc. is acting as co-manager. The shares of common stock will be offered under Plug Power’s existing shelf registration statement filed with the Securities and Exchange Commission. The prospectus supplement and accompanying prospectus related to this public offering have been filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and accompanying prospectus may be obtained from Plug Power Inc. at 968 Albany-Shaker Road, Latham, New York 12110, from Citigroup Global Markets Inc. (Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220), or from Stephens Inc. (111 Center Street, Little Rock, Arkansas 72201).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About Plug Power: Plug Power Inc. is an established leader in the deployment of clean, reliable, on-site energy products. More than 550 Plug Power fuel cell systems have been delivered to customers worldwide in commercial, public sector, telecommunications, utility and uninterruptible power supply markets.

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This press release may contain statements, which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the heading “Factors Affecting Future Results” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2004, dated March 15, 2005, and filed with the Securities Exchange Commission on March 15, 2005, and the reports Plug Power files from time to time with the Securities and Exchange Commission. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.